December 1, 2019

State Street Bank and Trust Company

Attention: Brian Currier

2 Avenue de Lafayette, 5th Floor

Boston, MA 02111

Re:	Harbor Funds (the “Trust”)

In accordance with Paragraph 14 of the Custodian Contract dated November 19, 1986, as amended, between the Trust and State Street Bank and Trust Company (“the “Contract”), the Trust hereby requests that you act as Custodian for each of Harbor Robeco US Conservative Equities Fund, Harbor Robeco International Conservative Equities Fund, Harbor Robeco Global Conservative Equities Fund, Harbor Robeco Emerging Markets Conservative Equities Fund and Harbor Robeco Emerging Markets Active Equities Fund and render such services as Custodian as are provided for under the terms of the Contract.

Please acknowledge your agreement to the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

HARBOR ROBECO US CONSERVATIVE EQUITIES FUND

HARBOR ROBECO INTERNATIONAL CONSERVATIVE EQUITIES FUND

HARBOR ROBECO GLOBAL CONSERVATIVE EQUITIES FUND

HARBOR ROBECO EMERGING MARKETS CONSERVATIVE EQUITIES FUND

HARBOR ROBECO EMERGING MARKETS ACTIVE EQUITIES FUND

By:
Erik D. Ojala
Chief Compliance Officer

Agreed to effective the 1st day of December, 2019

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

P.O. Box 804660 | Chicago, Illinois 60680-4108

800-422-1050 | www.harborfunds.com

Distributed by Harbor Funds Distributors, Inc.